Exhibit 12.1

                               FOUR M CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

                                Year        Five Months
                                Ended          Ended
                              December 31    December 31,                  Years ended July 31,
                              ----------- --------------------   ------------------------------------------
                                1997        1996        1995       1996       1995       1994        1993
                              -----------------------------------------------------------------------------
Interest expense ..........   $ 26,917    $ 10,106    $  1,589   $  7,565   $  5,607   $  5,448    $  4,948
Rent expense ..............      7,891       3,555       2,051      5,041      4,613      4,984       4,997
One third rent expense ....      2,630       1,185         684      1,680      1,538      1,661       1,666
                              --------    --------    --------   --------   --------   --------    --------
Fixed charges .............   $ 29,547    $ 11,291    $  2,273   $  9,245   $  7,145   $  7,109    $  6,614
IBT .......................   $(18,392)     (3,573)   $  6,588   $  8,930   $ 16,457   $ (3,802)   $   (382)
Fixed charges from above ..     29,547      11,291       2,273      9,245      7,145      7,109       6,614
                              --------    --------    --------   --------   --------   --------    --------
Earnings, as defined ......   $ 11,155    $  7,718    $  8,861   $ 18,175   $ 23,602   $  3,307    $  6,232
Ratio of earnings to fixed
charges ...................        .4x         .7x        3.9x       2.0x       3.3x        .5x        1.0x
                              --------    --------    --------   --------   --------   --------    --------